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                                                                   Exhibit 3.115

                   [restated electronically for SEC purposes]

                            ARTICLES OF ORGANIZATION
                                       OF
                        RESORTQUEST AT SUMMIT COUNTY, LLC

         The undersigned natural person, more than 18 years of age, acting as an organizer of a limited liability company under the Colorado Limited Liability Company Act, hereby adopts the following articles of organization for such limited liability company:

FIRST: The name of the limited liability company is ResortQuest at Summit County, LLC.

SECOND: The limited liability company is organized for any legal and lawful purpose pursuant to the Colorado Limited Liability Company Act.

THIRD: The street and mailing address of the initial registered office of the limited liability company is 100 East Thomas Place, Avon, Colorado 81620.

FOURTH: The management of the limited liability company is vested in the Managers. The names and business addresses of the Managers are ResortQuest International, Inc., One Gaylord Drive, Nashville, TN 37214.

FIFTH: To the fullest extent permitted by the Colorado Limited Liability Company Act, as the same exists or may hereafter be amended, a Manager of this limited liability company shall not be liable to the limited liability company or its Members for monetary damages for breach of fiduciary duty as a Manager.

SIXTH: The name and address of the organizer is Richard D. Travers, Wear & Travers, P.C., 1000 S. Frontage Rd. W., Suite 200, Vail, Colorado 81657.

SEVENTH: Upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or the occurrence of any other event which terminates the continued membership of a member in the limited liability company, the remaining members may unanimously agree to continue the business of the limited liability company.

EIGHT: The limited liability company shall have and may exercise all of the powers and rights conferred upon limited liability companies formed under the Colorado Limited Liability Company Act.

Dated this 26th day of January, 2005.            /s/ Carter R. Todd
                                                 ------------------
                                                 Carter R. Todd, Secretary
                                                 ResortQuest International, Inc.